Exhibit 10.16

World Standard Ltd.

February 1, 2006

Nikhil Varty

C/O American Standard

One Centennial Avenue

Piscataway, New Jersey 08805

Dear Nikhil,

As you know, we have made various changes to the U.S. International Assignment Policy in 2005. This letter will inform you of the terms of your assignment, effective January 1, 2006, through the balance of your assignment.

As a reminder, the new policy eliminates the foreign-service premium, institutes a car norm and makes adjustments to the goods and services and hardship allowances to correspond to current published tables. For your reference, the attached personalized transition statement will provide a comparison of provisions under both the current and new policies.

Effective January 1, 2006, you will continue to:

•	Be assigned in Belgium as Vice President, Compression and Braking, WABCO

•	Be an employee of World Standard Ltd. (WORLD)

•	Be assigned to American Standard Europe BVBA

•	Be located in Brussels, Belgium

•	Receive tax preparation and filing of your income tax returns in the United States and Belgium provided by a company selected tax provider.

•	Participate in American Standard’s U.S. benefit plans for salaried employees as an employee of WORLD, subject to plan eligibility rules.

In addition, we will continue to review your base salary from time to time and you may receive adjustments in accordance with salary administration practices in your home country or the U.S.

INTERNATIONAL ASSIGNMENT

Enclosed with this letter you will find a copy of the U.S. international assignment policy, the U.S tax equalization policy, a glossary of terms and an individualized Policy Transition Statement. Please review the materials enclosed to ensure you understand the new policies and how they impact your current assignment.

As an employee of World Standard Ltd., you will be subject to the personnel procedures and policies of American Standard Inc., except as otherwise modified herein. WORLD reserves the right to change the terms and conditions of your assignment at any time. WORLD maintains an employment-at-will policy, which means that you or WORLD can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time.

Should you require further information or clarification on any of the above, please contact your HR leader or Laura Kasser in Corporate Compensation (lkasser@americanstandard.com). Otherwise, please sign the enclosed duplicate copy and return it to my attention. Your signature on this letter indicates that you have read and understood the terms and conditions of the international assignment policy, the tax equalization policy, the glossary of terms, and your Policy Transition Statement as defined in the attached documents.

Very truly yours,

World Standard Ltd.

Noreen Farrell
Director, Compensation

Nikhil M. Varty	2/1/2006.	(February 1, 2006)
(Name)	Date

Enclosure